EXHIBIT 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 4 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE STOCK

Corporation:	OXFORD IMMUNOTEC LIMITED, a private limited company incorporated in England with company number 4516079

Number of Shares:	24,691

Class of Stock:	Ordinary Shares pursuant to the Company’s Articles of Association

Warrant Price:	$0.01 per share

Issue Date:	February 2, 2012

Expiration Date:	February 2, 2019 (Subject to Section 4.1)

THIS WARRANT TO PURCHASE STOCK (THIS “WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK, a Texas banking association, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable ordinary shares (the “Shares”) in the capital of OXFORD IMMUNOTEC LIMITED (the “Company”) at the Warrant Price, all as set forth above and as adjusted pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1

EXERCISE

1.1. Method of Exercise. Holder may exercise this Warrant by a duly executed Notice of Exercise in substantially the form attached as Appendix Ito the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company). Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased, along with a deed of adherence to the subscription and shareholders’ agreement dated 31 July 2009 (the “Shareholders’ Agreement”) substantially in the form set out in Appendix II hereto.

1.2. [Intentionally Deleted].

1.3. Delivery of Certificate and New Warrant. Within 30 days after Holder exercises this Warrant and the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.4. Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5. Acquisition of the Company.

1.5.1 “Acquisition.” For the purpose of this Warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger, sale of the voting securities of the Company or other transaction or series of related transactions where the holders of the Company’s securities before the transaction or series of related transactions beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction or series of related transactions.

1.5.2 Treatment of Warrant in the Event of an Acquisition. The Company shall give Holder written notice at least 20 days prior to the closing of any proposed Acquisition. The Company undertakes that it will request in writing that the (i) acquirer of the Company, (ii) successor or surviving entity or (iii) parent entity in an Acquisition (the “Acquirer”) assume this Warrant as a part of the Acquisition.

(a) If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

(b) If the Acquirer refuses to assume this Warrant in connection with the Acquisition, the Company shall give Holder written notice of such fact as soon as practicable. In such event, notwithstanding any other provision of this Warrant to the contrary, Holder may immediately exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of the Acquisition. If Holder elects not to exercise this Warrant, then this Warrant will terminate immediately prior to the closing of the Acquisition. Notwithstanding any other provision of this Warrant to the contrary if the Acquirer refuses to assume this Warrant in connection with such Acquisition, other than in connection with an Excluded Acquisition (as defined below), then effective as of the date that is ten (10) days prior to the closing of such Acquisition, the Holder shall have the option to elect to put this Warrant to the Company for a per Share amount equal to the difference between the Acquisition consideration payable for one Share and the Warrant Price. As used herein, an “Excluded Acquisition” means, an Acquisition where the consideration that the holders of the Shares are entitled to receive on account of the Shares consists entirely of cash and/or shares of common stock that are publicly traded on a national exchange and where the shares, if any, receivable by the Holder of this Warrant were the Holder to exercise this Warrant in full immediately prior to the closing of such Acquisition may be publicly re-sold by the Holder in their entirety within the three (3) months following such closing pursuant to Rule 144 or an effective registration statement under the Act.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1. Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2. Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Articles/Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price, the number of securities or property issuable upon exercise of the new warrant and expiration date. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3. Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased.

2.4. No Impairment. The Company shall not, by amendment of its Articles or Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or perfoiined under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment.

2.5. Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.6. Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1. Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Holder as follows:

3.1.1 The initial Warrant Price referenced on the first page of this Warrant is not greater than the fair market value of the Shares as of the date of this Warrant.

3.1.2 All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid, and free of any liens and encumbrances except for restrictions on transfer provided for herein in the Company’s articles of association or pursuant to the laws of England and Wales.

3.1.3 As at the Issue Date, there is sufficient authorised but unissued Shares in the capital of the Company to enable the Company to comply with its obligations hereunder if this Warrant is exercised and the directors are unconditionally empowered and authorised to allot such shares free of any rights of pre-emption. The Company acknowledges that this authority shall expire on 29 July 2014, and in advance of such time, the Company will ask its shareholders to renew these authorities in relation to the Warrant if it is still in existence and will use all reasonable endeavours to obtain such approval.

3.1.4 The Company’s capitalisation table delivered to Holder as of 8 July 2011 is true and complete as of that date.

3.2. Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to all of its shareholders any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice (or such shorter period of time as may be reasonable in the circumstances) of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event). Upon request, the Company shall provide Holder with such information reasonably necessary for Holder to evaluate its rights as a holder of this Warrant or Warrant Shares in the case of matters referred to (a), (b), (c) and (d) herein above.

3.3. Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communications, information and/or communiqués that are sent to all other shareholders of the Company and (b) within four months after the end of each fiscal year of the Company, the annual audited financial statements of the Company.

3.4. Registration Under the Act. The Company agrees that the Shares shall be deemed “Registrable Securities” or otherwise entitled to “piggy back” registration rights in accordance with the terms of Appendix 1 of the. Company’s Shareholders’ Agreement. Holder shall be treated as a holder of “Registrable Securities” solely for the purpose of the above-mentioned registration rights as set out in Appendix 1 of the Shareholders’ Agreement.

ARTICLE 4

MISCELLANEOUS

4.1. Term; Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the first anniversary of the effective date of the Company’s initial public offering. The Company agrees that Holder may terminate this Warrant, upon notice to the Company, at any time in its sole discretion.

4.2. Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 4 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

4.3. Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance by the transferor and the transferee with the Company’s articles of association and the laws of England and Wales. The Company shall not require Comerica Bank (“Bank”) or a Bank Affiliate (as defined herein) to provide an opinion of counsel or investment representation letter if the transfer is to Bank’s parent company, Comerica Incorporated (“Comerica”), or any other affiliate of Bank (“Bank Affiliate”).

4.4. Transfer Procedure. After receipt of the executed Warrant, Bank will transfer all of this Warrant to Comerica Ventures Incorporated, a non-banking subsidiary of Comerica and a Bank Affiliate (“Ventures”). Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Ventures, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Any transfer made pursuant to this Section 4.4 must be made in accordance with the Company’s articles of association and the laws of England and Wales.

4.5. Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or sent via a nationally recognized overnight courier service, fee prepaid, or on the first business day after transmission by facsimile, at such address or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon the receipt of executed Warrant and initial transfer described in Article 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. (214) 462-4459

All notices to the Company shall be addressed as follows:

OXFORD IMMUNOTEC LIMITED

94c Milton Park

Abingdon

Oxfordshire OX14 4RY

Attn: Chief Financial Officer and General Counsel

FAX: +44(0)1235 442 787

4.6. Amendments; Waiver. This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

4.7. Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law, and is subject to the non-exclusive jurisdiction of the courts of England and or the State of California.

4.9. Confidentiality. The Company and the Holder hereby agree to keep the terms and conditions of this Warrant, and any information disclosed by either party to the other pursuant to the terms and conditions of this Warrant, confidential. Notwithstanding the foregoing confidentiality obligation, the Company and the Holder may disclose information relating to this Warrant as required by law, rule, regulation, court order or other legal authority, provided that (i) each party has given the other at least ten (10) days’ notice of such required disclosure, and (ii) such party only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed.

EXECUTED and DELIVERED as a DEED

for and on behalf of

OXFORD IMMUNOTEC LIMITED by:

/s/ Peter Wrighton-Smith
Peter Wrighton-Smith, Director

/s/ Simon W. Turner
Simon W. Turner, Secretary

ACKNOWLEDGED AND ACCEPTED:

for and on behalf of

COMERICA BANK by:

/s/ Nate Highlander

Duly Authorised

Notice Details:

Address:	10500 NE 8th Street, Suite 1905
Bellevue, WA 98004

Fax No:	(425) 452 25908

Attention:	Nate Highlander/Doug Hollenbeck

Email:	nrhighlander@comerica.com

dhollenbeck@comerica.com

APPENDIX I

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase              Ordinary Shares of OXFORD IMMUNOTEC LIMITED pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. (214) 462-4459

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA VENTURES INCORPORATED or

Assignee

(Signature)

(Name and Title)

(Date)

APPENDIX II

Deed of Adherence

By this Deed I/We

of/whose registered office is at [    ] intending to become the holder of [    ] [    ] Shares of £[    ] each in the capital of Oxford Immunotec Limited (“the Company”) by way of [transfer/issue] to me by [[    ] (“the Transferor”)/the Company] HEREBY AGREE(S) with the Company and with and for the benefit of the members of the Company from time to time to observe and be bound in all respects by the continuing obligations pursuant to the provisions of a Subscription and Shareholders Agreement dated 31 July 2009 (a copy of which is attached hereto and has been initialled by me/us for identification) and to be treated for the purposes of such agreement as a party on the basis described in clause 10.1.

Dated [ ]

EXECUTED AS A DEED	)

by the said	)

[ ]	)

in the presence of	)

Exhibit A

Articles of Association of Company ATTACHED HERETO